Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports First Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; and Updates 2026 Guidance

2026 Quarter Highlights

●	Total revenue of $516.0 million, net income of $9.1 million, and Adjusted EBITDA of $155.0 million
●	2026 expected coal sales volumes over 95% committed and priced at the midpoint of 2026 guidance
●	Record oil & gas royalty revenues and volumes, up 14.6% and 16.1%, respectively, year-over-year
●	Completed $16.2 million in oil & gas mineral interest acquisitions during the 2026 Quarter
●	Total and net leverage ratios as of March 31, 2026, were 0.73 times and 0.69 times, respectively
●	Declares quarterly cash distribution of $0.60 per unit, or $2.40 per unit annualized

TULSA, OKLAHOMA, April 27, 2026 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter ended March 31, 2026 (the "2026 Quarter"). This release includes comparisons of results to the quarter ended March 31, 2025 (the "2025 Quarter") and to the quarter ended December 31, 2025 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.

Total revenues decreased 4.5% to $516.0 million for the 2026 Quarter compared to $540.5 million for the 2025 Quarter primarily due to lower coal sales pricing, partially offset by record oil & gas royalty revenues and higher coal sales volumes. Net income for the 2026 Quarter was $9.1 million, or $0.07 per basic and diluted limited partner unit, compared to $74.0 million, or $0.57 per basic and diluted limited partner unit, for the 2025 Quarter. Net income was impacted by lower coal sales and higher depreciation, as well as an $11.6 million decrease in the fair value of our digital assets and a $37.8 million non-cash asset impairment charge in the 2026 Quarter due to ceasing longwall production and uncertainty regarding future operations at our Mettiki mine. Adjusted EBITDA decreased 3.1% to $155.0 million in the 2026 Quarter compared to $159.9 million in the 2025 Quarter.

Compared to the Sequential Quarter, total revenues decreased by 3.6% due to lower coal sales volumes and prices, partially offset by higher oil & gas royalty revenues. Net income decreased by 89.0% compared to the Sequential Quarter primarily due to lower production and lower coal sales volumes from our Hamilton mine as a result of a planned extended longwall move during the 2026 Quarter that led to higher per ton operating expenses. In addition, increased depreciation, non-cash asset impairment charges at Mettiki and lower investment income contributed to lower net income in the 2026 Quarter. Adjusted EBITDA for the 2026 Quarter decreased by 18.9% compared to the Sequential Quarter primarily due to higher costs at Hamilton and Mettiki.

CEO Commentary

"Most of our coal operations performed better than expected during the quarter, however meaningful weather-related shipment disruptions relating to Winter Storm Fern delayed sales volumes for the quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "In the Illinois Basin, increased productivity at River View and Gibson South helped offset some of the impact of the planned extended longwall move at Hamilton. In Appalachia, Tunnel Ridge had production gains of approximately 28% compared to both the 2025 Quarter and the Sequential Quarter, while results at Mettiki reflected lower production and a non-cash impairment associated with ceasing longwall production and uncertainty regarding future operations as previously discussed."

Mr. Craft added, "We delivered another record quarter in our oil & gas royalties segment, driven by increased production volumes and higher oil prices. Increased drilling and completion activity across our core basins continues to validate the quality of our mineral portfolio, and for the second consecutive quarter, we expanded our portfolio, completing $16.2 million in acquisitions during the quarter. These results underscore the durability of our asset base and reinforce our disciplined approach to allocating capital to attractive, long-lived mineral interests. We believe our oil and gas royalties portfolio enhances our cash flow stability and long-term optionality across commodity cycles."

Segment Results and Analysis (Unaudited)

			% Change
	2026 First	2025 First	Quarter /	2025 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.068	6.042	0.4%	6.451	(5.9)%
Coal sales price per ton sold	$51.05	$55.15	(7.4)%	$50.83	0.4%
Segment Adjusted EBITDA Expense per ton	$35.20	$34.75	1.3%	$34.04	3.4%
Segment Adjusted EBITDA	$99.2	$126.2	(21.4)%	$110.9	(10.6)%

Appalachia Coal Operations
Tons sold	1.792	1.729	3.6%	1.660	8.0%
Coal sales price per ton sold	$74.51	$78.24	(4.8)%	$83.77	(11.1)%
Segment Adjusted EBITDA Expense per ton	$62.19	$69.73	(10.8)%	$63.34	(1.8)%
Segment Adjusted EBITDA	$26.2	$15.6	67.9%	$34.6	(24.3)%

Total Coal Operations
Tons sold	7.860	7.771	1.1%	8.111	(3.1)%
Coal sales price per ton sold	$56.40	$60.29	(6.5)%	$57.57	(2.0)%
Segment Adjusted EBITDA Expense per ton	$41.42	$42.75	(3.1)%	$40.24	2.9%
Segment Adjusted EBITDA	$125.1	$140.2	(10.8)%	$144.0	(13.2)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	1.022	0.880	16.1%	0.989	3.3%
Oil percentage of BOE	43.5%	43.7%	(0.5)%	43.3%	0.5%
Average sales price per BOE (3)	$40.47	$41.00	(1.3)%	$34.60	17.0%
Segment Adjusted EBITDA Expense	$6.0	$5.7	4.2%	$4.1	44.9%
Segment Adjusted EBITDA	$34.6	$29.9	15.8%	$30.0	15.2%

Coal Royalties
Royalty tons sold	6.612	5.072	30.4%	6.501	1.7%
Revenue per royalty ton sold	$2.89	$3.11	(7.1)%	$3.45	(16.2)%
Segment Adjusted EBITDA Expense	$7.1	$6.4	11.3%	$7.8	(9.2)%
Segment Adjusted EBITDA	$12.3	$9.4	30.6%	$14.6	(15.7)%

Total Royalties
Total royalty revenues	$61.2	$52.7	16.1%	$56.8	7.7%
Segment Adjusted EBITDA Expense	$13.1	$12.1	8.0%	$12.0	9.4%
Segment Adjusted EBITDA	$46.9	$39.3	19.3%	$44.6	5.1%

Consolidated Total
Total revenues	$516.0	$540.5	(4.5)%	$535.5	(3.6)%
Segment Adjusted EBITDA Expense	$331.0	$346.2	(4.4)%	$332.4	(0.4)%
Segment Adjusted EBITDA	$179.0	$180.5	(0.8)%	$211.9	(15.5)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent (“BOE”) for natural gas volumes are calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Coal sales volumes decreased by 5.9% in the Illinois Basin compared to the Sequential Quarter due primarily to decreased tons sold from our Hamilton mine as a result of a planned extended longwall move during the 2026 Quarter.  In Appalachia, tons sold increased by 3.6% and 8.0% compared to the 2025 Quarter and Sequential Quarter, respectively, primarily as a result of fewer production days in the prior periods at our Tunnel Ridge mine due to longwall moves. Coal sales price per ton sold decreased by 7.4% in the Illinois Basin compared to the 2025 Quarter as a result of the expiration of higher priced legacy contracts. In Appalachia, coal sales price per ton sold decreased by 4.8% and 11.1% compared to the 2025 Quarter and Sequential Quarter, respectively, primarily due to an increased sales mix of lower priced Tunnel Ridge sales volumes in the 2026 Quarter and reduced domestic sales price per ton. ARLP ended the 2026 Quarter with total coal inventory of 1.2 million tons, representing a decrease of 0.2 million tons and an increase of 0.1 million tons compared to the end of the 2025 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased 3.4% compared to the Sequential Quarter due primarily to the planned extended longwall move at our Hamilton mine during the 2026 Quarter. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2026 Quarter decreased by 10.8% compared to the 2025 Quarter as a result of increased production at our Tunnel Ridge operation primarily as a result of fewer production days due to the longwall moves in the 2025 Quarter.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment increased to $34.6 million in the 2026 Quarter compared to $29.9 million and $30.0 million in the 2025 Quarter and Sequential Quarter, respectively, due to record oil & gas royalty volumes, which increased 16.1% and 3.3%, respectively, as a result of increased drilling and completion activities on our interests and acquisitions of additional oil & gas mineral interests. Improved commodity pricing also contributed to the increase in Segment Adjusted EBITDA compared to the Sequential Quarter.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $12.3 million in the 2026 Quarter compared to $9.4 million in the 2025 Quarter due to higher royalty tons sold, primarily from Tunnel Ridge, partially offset by lower average royalty rates per ton received from the Partnership's mining subsidiaries. Compared to the Sequential Quarter, Segment Adjusted EBITDA for the Coal Royalties segment decreased 15.7%, primarily reflecting lower realized royalty rates per ton.

Balance Sheet and Liquidity

As of March 31, 2026, total debt and finance leases were outstanding in the amount of $507.7 million. The Partnership’s total and net leverage ratios were 0.73 times and 0.69 times debt to trailing twelve months Adjusted EBITDA, respectively, as of March 31, 2026. ARLP ended the 2026 Quarter with total liquidity of $431.2 million, which included $28.9 million of cash and cash equivalents and $402.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities. In addition, ARLP held 618 bitcoins valued at $42.2 million as of March 31, 2026.

Distributions

ARLP announced today that the Board of Directors of ARLP’s general partner  approved a cash distribution to unitholders for the 2026 Quarter of $0.60 per unit (an annualized rate of $2.40 per unit), payable on May 15, 2026, to all unitholders of record as of the close of trading on May 8, 2026.

Concurrent with this announcement we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

Outlook

"Looking ahead, contracting activity with domestic utility customers for 2026 has remained active, though the pace has varied as some customers continue to evaluate summer burn requirements,” commented Mr. Craft. "During the quarter, the Iran conflict briefly reopened U.S. thermal coal export activity in early March, enabling us to enter into contracts for 1.8 million tons to be delivered in 2026 and 2027. In addition, we sold an additional 0.5 million tons to domestic customers, bringing our sales book to more than 95% committed and priced for 2026 assuming production comes in at the midpoint of our guidance range. Our remaining open position is concentrated in the second half of 2026, where additional commitments will depend on summer burn and customer requirements. More broadly, we continue to see a constructive demand backdrop as growing power demand, particularly from data centers, reinforces the importance of reliable baseload generation."

Mr. Craft continued, "We expect first quarter shipment disruptions tied to Winter Storm Fern and subsequent high-water conditions to be recovered over the balance of the year. In addition, once the planned longwall moves at Hamilton and Tunnel Ridge are completed in the second quarter, we do not expect any further longwall moves in 2026, which should improve operating visibility for the back half of the year."

Mr. Craft concluded, "Based on year-to-date outperformance of our oil & gas royalties, we are increasing our volume guidance for the segment. Recent strength and volatility in crude oil prices have increased the near-term outlook and, because our current portfolio is unhedged, changes in market prices are reflected directly in our realized pricing. If current market conditions persist, we would expect realized BOE prices to be higher than last year, contributing to stronger segment results."

ARLP is updating the following guidance for the full year ending December 31, 2026:

2026 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	26.00 — 27.00
Appalachia Sales Tons	7.75 — 8.25
Total Sales Tons	33.75 — 35.25

Committed & Priced Sales Tons
2026 — Domestic / Export / Total	30.5 / 2.5 / 33.0
2027 — Domestic / Export / Total	21.1 / 1.3 / 22.4

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$50.00 — $52.00
Appalachia	$66.00 — $71.00
Total	$54.00 — $56.00

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$33.00 — $35.00
Appalachia	$49.00 — $53.00
Total	$37.00 — $39.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,600 — 1,700
Natural gas (000 MCF)	6,600 — 7,000
Liquids (000 Barrels)	875 — 925
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	30.0 — 30.8
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$315 — $325
General and administrative	$95 — $100
Net interest expense	$43 — $47
Income tax expense	$22 — $24
Total capital expenditures	$280 — $300

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP’s 2026 Quarter financial results and updated 2026 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the “Investors” section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13759702.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy-related technologies and infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission (“SEC”), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure ventures; the success of our development and growth plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, and failure of customers to renew existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted or threatened by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ attention to sustainability matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures or tariffs; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, including increases in the costs of health insurance, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

Tons Sold	7,860	7,771
Tons Produced	7,984	8,457
Mineral Interest Volumes (BOE)	1,022	880

SALES AND OPERATING REVENUES:
Coal sales	$443,282	$468,511
Oil & gas royalties	41,341	36,084
Transportation revenues	8,643	10,200
Other revenues	22,751	25,673
Total revenues	516,017	540,468

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	341,298	339,436
Transportation expenses	8,643	10,200
Outside coal purchases	—	7,345
General and administrative	24,041	20,580
Depreciation, depletion and amortization	82,354	68,629
Asset impairments	37,820	—
Total operating expenses	494,156	446,190

INCOME FROM OPERATIONS	21,861	94,278

Interest expense, net	(11,744)	(8,434)
Interest income	318	867
Net income (loss) on equity method investments	4,286	(2,006)
Change in fair value of digital assets	(11,629)	(5,574)
Other income	10,340	611
INCOME BEFORE INCOME TAXES	13,432	79,742

INCOME TAX EXPENSE	2,685	4,182

NET INCOME	10,747	75,560

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,653)	(1,577)

NET INCOME ATTRIBUTABLE TO ARLP	$9,094	$73,983

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.07	$0.57

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,538,284	128,265,338

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,869	$71,212
Trade receivables (net of allowance of $5,435 and $5,360, respectively)	166,573	129,686
Other receivables	1,079	1,992
Inventories, net	143,564	142,619
Advance royalties	10,410	10,496
Digital assets	42,210	51,834
Prepaid expenses and other assets	15,990	22,215
Total current assets	408,695	430,054
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,412,583	4,502,648
Less accumulated depreciation, depletion and amortization	(2,264,329)	(2,364,206)
Total property, plant and equipment, net	2,148,254	2,138,442
OTHER ASSETS:
Advance royalties	77,652	72,412
Equity method investments	70,986	69,638
Equity securities	86,353	82,466
Operating lease right-of-use assets	14,332	17,065
Other long-term assets	49,436	43,711
Total other assets	298,759	285,292
TOTAL ASSETS	$2,855,708	$2,853,788

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$94,642	$81,809
Accrued taxes other than income taxes	20,597	20,319
Accrued payroll and related expenses	34,265	31,244
Accrued interest	10,906	2,012
Workers' compensation and pneumoconiosis benefits	15,901	15,901
Other current liabilities	34,197	29,495
Current maturities, long-term debt, net	69,806	23,646
Total current liabilities	280,314	204,426
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	426,116	427,137
Pneumoconiosis benefits	101,743	100,740
Workers' compensation	37,684	37,742
Asset retirement obligations	162,543	153,247
Long-term operating lease obligations	11,868	14,591
Deferred income tax liabilities	27,091	27,732
Other liabilities	26,054	27,951
Total long-term liabilities	793,099	789,140
Total liabilities	1,073,413	993,566

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,658,801 and 128,428,024 units outstanding, respectively	1,772,237	1,843,627
Accumulated other comprehensive loss	(7,386)	(1,026)
Total ARLP Partners' Capital	1,764,851	1,842,601
Noncontrolling interest	17,444	17,621
Total Partners' Capital	1,782,295	1,860,222
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,855,708	$2,853,788

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES	$105,509	$145,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(95,690)	(86,776)
Change in accounts payable and accrued liabilities	3,470	(6,196)
Proceeds from sale of property, plant and equipment	278	241
Contributions to equity method investments	(586)	(878)
Oil & gas reserve business combinations	(14,525)	—
Oil & gas reserve asset acquisitions	(1,724)	(33)
Other	945	580
Net cash used in investing activities	(107,832)	(93,062)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	56,000	4,000
Payments under securitization facility	(11,000)	(4,000)
Payments on equipment financings	(3,387)	(3,118)
Borrowings under revolving credit facilities	17,000	—
Payments under revolving credit facilities	(17,000)	—
Borrowing under long-term debt	5,903	—
Payments on long-term debt	(3,516)	(3,516)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	(4,142)	(7,082)
Distributions paid to Partners	(78,009)	(90,891)
Other	(1,862)	(3,701)
Net cash used in financing activities	(40,013)	(108,308)

Effect of exchange rate changes on cash and cash equivalents	(7)	35

NET CHANGE IN CASH AND CASH EQUIVALENTS	(42,343)	(55,649)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	71,212	136,962

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,869	$81,313

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP “net income attributable to ARLP” to non-GAAP “EBITDA,” “Adjusted EBITDA,”  “Distribution Coverage Ratio” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Net income attributable to ARLP	$9,094	$73,983	$82,666
Depreciation, depletion and amortization	82,354	68,629	76,256
Interest expense, net	12,339	12,055	11,541
Capitalized interest	(913)	(4,488)	(1,157)
Income tax expense	2,685	4,182	3,349
EBITDA	105,559	154,361	172,655
Asset impairments	37,820	—	—
Change in fair value of digital assets	11,629	5,574	15,375
Impairment loss on investments (1)	—	—	3,037
Adjusted EBITDA	155,008	159,935	191,067
Net loss (income) on equity method investments	(4,286)	2,006	(20,031)
Distributions from equity method investments	3,524	849	6,094
Interest expense, net	(12,339)	(12,055)	(11,541)
Income tax expense	(2,685)	(4,182)	(3,349)
Deferred income tax benefit (2)	(3,708)	(861)	(2,537)
Estimated maintenance capital expenditures (3)	(57,724)	(61,567)	(59,616)
Distributable Cash Flow	$77,790	$84,125	$100,087
Distributions paid to partners	$78,009	$90,891	$77,772
Distribution Coverage Ratio	1.00	0.93	1.29

(1)	Impairment loss on investments represents a $3.0 million write-down in December 2025 related to an investment in convertible notes of a battery materials company.
(2)	Deferred income tax benefit is the amount of income tax benefit during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2026 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.23 per ton produced compared to an estimated $7.28 per ton produced in 2025. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP “Cash flows from operating activities” to non-GAAP “Free cash flow” (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Cash flows from operating activities	$105,509	$145,686	$143,876
Capital expenditures	(95,690)	(86,776)	(44,759)
Change in accounts payable and accrued liabilities	3,470	(6,196)	(5,271)
Free cash flow	$13,289	$52,714	$93,846

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense” and Reconciliation of non-GAAP “Adjusted EBITDA” to non-GAAP “Segment Adjusted EBITDA” (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC (“Alliance Coal”), which holds our coal mining operations and related support activities.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Operating expense	$341,298	$339,436	$328,193
Outside coal purchases	—	7,345	2,782
Other expense (income)	(10,340)	(611)	1,382
Segment Adjusted EBITDA Expense	330,958	346,170	332,357
Segment Adjusted EBITDA Expense – Non Coal Operations (1)	(5,430)	(13,947)	(5,991)
Segment Adjusted EBITDA Expense – Coal Operations	$325,528	$332,223	$326,366

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Adjusted EBITDA (See reconciliation to GAAP above)	$155,008	$159,935	$191,067
General and administrative	24,041	20,580	20,786
Segment Adjusted EBITDA	179,049	180,515	211,853
Segment Adjusted EBITDA – Non Coal Operations (1)	(53,993)	(40,310)	(67,829)
Segment Adjusted EBITDA – Coal Operations	$125,056	$140,205	$144,024

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.